Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, June 12, 2007	Mark W. Sheahan (612) 623-6656

GRACO BOARD OF DIRECTORS ELECTS PATRICK J. MCHALE PRESIDENT AND CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, MN (June 12, 2007) – The Board of Directors of Graco Inc. (NYSE: GGG) has named Patrick J. McHale to be the Company’s President and Chief Executive Officer, and to become a member of the Board of Directors, effective immediately. Mr. McHale has been a Vice President and Officer of Graco since 1999 and is currently Vice President and General Manager of Graco’s Lubrication Equipment Division. In his 17 years with Graco, Mr. McHale has held a number of positions including Vice President of Manufacturing/Distribution Operations, Vice President of Contractor Equipment, and several operations positions. The Board of Directors also elected Lee R. Mitau Chairman of the Board. Mr. Mitau, 58, is Executive Vice President and General Counsel of U.S. Bancorp. He has been a member of Graco’s Board of Directors since 1990 and is chairman of the Board’s Governance Committee. Mr. Mitau also served as Graco’s Chairman during the years 2002-2006. David A. Roberts, Graco’s current Chairman, President and Chief Executive Officer, is resigning from the company to become Chairman, President and Chief Executive Officer of Carlisle Companies (NYSE: CSL).

Graco’s Chairman, Lee R. Mitau said, “Pat’s strong track record, proven leadership ability, and breadth of successful experiences across a range of Graco businesses and operations have made him a very strong successor candidate. The board congratulates Pat on his appointment and is confident that he will provide outstanding leadership to Graco. We wish Dave Roberts well and thank him for his many contributions and outstanding leadership these past six years.”

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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